P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

– NEWS RELEASE –

Illinois Electric Utility Granted Approval to Use Calgon Carbon Product for Mercury Removal

PITTSBURGH, PA – November. 19, 2007 /PRNewswire-FirstCall/ – Calgon Carbon Corporation (NYSE: CCC) announced today that the Illinois Environmental Protection Agency (ILEPA) has granted Midwest Generation approval to use Calgon Carbon’s FLUEPAC MC Plus activated carbon to control mercury emissions from plants that burn coal to produce electricity.

The decision by the ILEPA adds Calgon Carbon’s FLUEPAC MC Plus activated carbon to the list of activated carbon products that Midwest Generation may use for mercury control. Midwest Generation is one of the largest independent power producers in the U.S., generating enough electricity to meet the needs of more than eight million households.

An ILEPA rule, promulgated in December 2006, identifies activated carbon as an acceptable method for mercury removal from coal-fired power plants and mandates that all electric utilities in the state meet specific mercury reduction requirements by July 1, 2009. By mid-2009, electric utilities in Illinois are expected to require 70 to 90 million pounds of activated carbon per year to meet the state’s mercury removal rule.

Commenting on the announcement, Robert P. O’Brien, senior vice president - Americas for Calgon Carbon, said, “We are very pleased with the Illinois EPA’s decision. It recognizes our FLUEPAC product’s effectiveness in controlling mercury emissions from coal-fired power plants. We are hopeful that this approval will prompt other electric utilities in Illinois to request permission to use our activated carbon products to meet their state’s mercury reduction requirements.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

For more information, contact Gail Gerono at 412 787-6795.

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